EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES SECOND QUARTER EARNINGS
INCLUDING RECORD ADJUSTED EARNINGS
AND CONFIRMS FULL YEAR ESTIMATE

Second Quarter 2014 Highlights

· Net income of $0.69 per share
· 14.1 percent increase in adjusted net income per share to a record $0.73
· Net sales increased 4.2 percent
· Continuation of successful integration of Portola Packaging

STAMFORD, CT, July 23, 2014 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported second quarter 2014 net income of $44.0 million, or $0.69 per diluted share, as compared to second quarter 2013 net income of $59.5 million, or $0.93 per diluted share, which included a favorable tax adjustment of $19.8 million, or $0.31 per diluted share.

“We are pleased with our second quarter 2014 results, as we delivered record adjusted net income per diluted share of $0.73, representing a 14.1 percent increase over last year.  In addition, our adjusted net income per diluted share for the first half of 2014 increased 13.5 percent over the prior year to a record $1.26,” said Tony Allott, President and CEO.  “Our metal

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SILGAN HOLDINGS
July 23, 2014

container business performed well, with North American volumes in-line with expectations versus a very strong prior year second quarter and a stronger start in Europe.  Our closures business delivered a strong operating performance and the integration of Portola Packaging continues to go as planned.  In our plastic container business, our strategy to reposition the customer portfolio continues as we benefited from a more favorable mix of products sold,” continued Mr. Allott.  “Based on our year-to-date performance and our outlook for the remainder of the year, we are confirming our full year 2014 earnings estimate of adjusted net income per diluted share in the range of $3.10 to $3.30, an increase of 13.1 percent to 20.4 percent over the prior year,” concluded Mr. Allott.

Adjusted net income per diluted share was $0.73 for the second quarter of 2014 as compared to $0.64 for the second quarter of 2013, after adjustments increasing net income per diluted share by $0.04 for the second quarter of 2014 and adjustments decreasing net income per diluted share by $0.29 for the second quarter of 2013.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.  Adjustments include the net results from operations in Venezuela because such operations are unable to import raw materials on a regular basis due to the ongoing unstable political environment in Venezuela and an increasingly restrictive monetary policy.

Net sales for the second quarter of 2014 were $917.3 million, an increase of $37.3 million, or 4.2 percent, as compared to $880.0 million in 2013.  This increase was the result of an increase in net sales in the closures business, partially offset by lower net sales in the metal container business.

Income from operations for the second quarter of 2014 was $86.1 million, an increase of $11.2 million, or 15.0 percent, as compared to $74.9 million for the second quarter of 2013, and operating margin increased to 9.4 percent from 8.5 percent for the same periods.  The increase in income from operations was a result of higher income from operations across all businesses.  Income from operations included rationalization charges of $0.9 million in each of the second quarters of 2014 and 2013.   Income from operations also included a loss from operations in

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SILGAN HOLDINGS
July 23, 2014

Venezuela of $2.9 million and $1.1 million in the second quarters of 2014 and 2013, respectively.

Interest and other debt expense for the second quarter of 2014 was $19.0 million, an increase of $3.6 million as compared to the second quarter of 2013, primarily due to higher average outstanding borrowings.

The effective tax rate for the second quarter of 2014 was 34.4 percent.  The effective tax rate for the second quarter of 2013 was 33.2 percent, excluding a favorable tax adjustment of $19.8 million primarily as a result of the completion of the Internal Revenue Service audit for periods through 2007.

Metal Containers

Net sales of the metal container business were $518.7 million for the second quarter of 2014, a decrease of $12.5 million, or 2.4 percent, as compared to $531.2 million in 2013.  This decrease was primarily the result of a decline in unit volumes of approximately 4 percent and the financial impact from a large number of significantly longer-term customer contract renewals and extensions recently completed, partially offset by the impact of favorable foreign currency translation and the pass through of higher raw material and other manufacturing costs. The decline in unit volumes was primarily due to the comparison to a very strong prior year quarter for the pet food and soup markets and a delayed start to the midwest vegetable pack.  These declines were partially offset by volume gains in Europe, as the pack season had an early start.

Income from operations of the metal container business in the second quarter of 2014 increased $5.2 million to $50.9 million as compared to $45.7 million in 2013, and operating margin increased to 9.8 percent as compared to 8.6 percent in 2013.  The increase in income from operations was primarily due to lower depreciation expense and manufacturing costs, the benefits from a higher inventory build in the second quarter of 2014 as compared to the prior year period as a result of the timing of production during the year and improved volumes and better operating performance in Europe.  These increases were partially offset by a decrease in unit volumes in the U.S. and the impact from customer contract renewals.  Rationalization charges were $0.3 million in the second quarter of 2013.

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SILGAN HOLDINGS
July 23, 2014

Closures

Net sales of the closures business were $232.2 million in the second quarter of 2014, an increase of $50.8 million, or 28.0 percent, as compared to $181.4 million in 2013.  This increase was primarily the result of an increase in unit volumes due largely to the inclusion of net sales from Portola Packaging which was acquired in October 2013 and the impact of favorable foreign currency translation, partially offset by lower net sales in Venezuela.

Income from operations of the closures business in the second quarter of 2014 increased $3.5 million to $25.2 million as compared to $21.7 million in 2013, while operating margin decreased to 10.9 percent from 12.0 percent over the same periods.  The increase in income from operations was primarily attributable to the inclusion of the operations of Portola Packaging and lower manufacturing costs, partially offset by a larger loss in Venezuela as compared to the prior year period and higher rationalization charges.  Rationalization charges were $0.9 million and $0.2 million in the second quarters of 2014 and 2013, respectively.  The loss from operations in Venezuela was $2.9 million and $1.1 million in the second quarters of 2014 and 2013, respectively.

Plastic Containers

Net sales of the plastic container business were $166.4 million in the second quarter of 2014, a decrease of $1.0 million, or 0.6 percent, as compared to $167.4 million in 2013.  This decrease was primarily due to a decrease in volumes of approximately 1 percent and the impact of unfavorable foreign currency translation, partially offset by a more favorable mix of products sold and the pass through of higher raw material costs.   The decrease in volumes was primarily due to the ongoing efforts to rebalance the portfolio of the business.

Income from operations of the plastic container business for the second quarter of 2014 was $13.0 million, an increase of $1.5 million as compared to $11.5 million in 2013, and operating margin increased to 7.8 percent from 6.9 percent over the same periods.  These increases were primarily attributable to lower depreciation expense and manufacturing costs and a more favorable mix of products sold, partially offset by a decrease in volumes.  Rationalization charges were $0.4 million in the second quarter of 2013.

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SILGAN HOLDINGS
July 23, 2014

Six Months

Net income for the first six months of 2014 was $75.5 million, or $1.18 per diluted share, as compared to net income for the first six months of 2013 of $85.0 million, or $1.30 per diluted share.  Adjusted net income per diluted share for the first six months of 2014 was $1.26 versus $1.11 in the prior year period, after adjustments increasing net income per diluted share by $0.08 for the first six months of 2014 and adjustments decreasing net income per diluted share by $0.19 for the first six months of 2013.

Net sales for the first six months of 2014 increased $97.4 million, or 5.8 percent, to $1.77 billion as compared to $1.68 billion for the first six months of 2013.  This increase was primarily the result of an increase in unit volumes in the closures business due largely to the inclusion of net sales from Portola Packaging, the pass through of higher raw material costs in the metal container and plastic container businesses, the favorable impact of foreign currency translation and a favorable mix of products sold in the plastic container business.  These increases were partially offset by the impact of lower volumes in the metal container and plastic container businesses, the financial impact of customer contract renewals in the metal container business and lower net sales in Venezuela.

Income from operations for the first six months of 2014 was $154.1 million, an increase of $21.1 million, or 15.9 percent, from the same period in 2013.  This increase was primarily a result of the inclusion of the operations of Portola Packaging, lower depreciation expense and manufacturing costs, a favorable mix of products sold in the plastic container business, a higher inventory build as compared to the prior year period in the metal container business, a smaller loss in Venezuela compared to the prior year period and lower new plant start-up costs.  These increases were partially offset by a decrease in volumes in the metal container and plastic container businesses and the impact of customer contract renewals in the metal container business.  Income from operations for the first six months of 2014 included rationalization charges of $2.5 million and a loss of $3.4 million from operations in Venezuela.  Income from operations for the first six months of 2013 included rationalization charges of $2.3 million, new plant start-up costs of $0.8 million and a loss of $5.4 million from operations in Venezuela which included a $3.0 million charge for the remeasurement of net assets due to a currency devaluation.

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SILGAN HOLDINGS
July 23, 2014

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2014 was $37.6 million, an increase of $6.9 million as compared to the first six months of 2013.  This increase was primarily due to higher average debt balances.  Loss on early extinguishment of debt of $1.5 million in the first six months of 2014 was a result of the refinancing of the senior secured credit facility in January 2014.  Loss on early extinguishment of debt of $2.1 million for the first six months of 2013 was a result of the prepayment of $300.9 million of term debt under the previous senior secured credit facility.

The effective tax rate for the first six months of 2014 was 34.4 percent, as compared to 35.0 percent for the first six months of 2013 which excludes the $19.8 million favorable adjustment primarily related to the completion of tax audits.

Outlook for 2014

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2014 in the range of $3.10 to $3.30, which includes certain adjustments listed in Table B at the back of this press release.  This estimate represents an increase of 13.1 percent to 20.4 percent over record adjusted net income per diluted share of $2.74 in the prior year.

The Company is providing an estimate of adjusted net income per diluted share for the third quarter of 2014 in the range of $1.25 to $1.35, which includes certain adjustments listed in Table B at the back of this press release.  This estimate compares to record adjusted net income per diluted share of $1.23 in the third quarter of 2013.  The quarter-over-quarter comparison of adjusted net income per diluted share includes the expected benefit from Portola Packaging, slightly higher unit volumes in the metal container business and lower depreciation and pension expense.  These benefits are expected to be partially offset by the financial impact from renewals of customer contracts, earlier pack volumes realized in the second quarter in Europe, higher corporate expense and an increase in interest expense.  In addition, given the uncertainties around the timing of the fruit and vegetable pack, the results of the back half of the year could shift between the third and fourth quarters.

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SILGAN HOLDINGS
July 23, 2014

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2014 at 11:00 A.M. eastern time on July 23, 2014.  The toll free number for those in the U.S. and Canada is (888) 539-3624, and the number for international callers is (719) 325-2118.  For those unable to listen to the live call, a taped rebroadcast will be available until August 6, 2014.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 3819599.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.7 billion in 2013.  Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.   Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2013 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2014	2013	2014	2013

Net sales	$917.3	$880.0	$1,773.2	$1,675.8

Cost of goods sold	773.6	751.8	1,501.5	1,436.4

Gross profit	143.7	128.2	271.7	239.4

Selling, general and administrative expenses	56.7	52.4	115.1	104.1

Rationalization charges	0.9	0.9	2.5	2.3

Income from operations	86.1	74.9	154.1	133.0

Interest and other debt expense before loss on
early extinguishment of debt	19.0	15.4	37.6	30.7

Loss on early extinguishment of debt	-	-	1.5	2.1

Interest and other debt expense	19.0	15.4	39.1	32.8

Income before income taxes	67.1	59.5	115.0	100.2

Provision for income taxes	23.1	-	39.5	15.2

Net income	$44.0	$59.5	$75.5	$85.0

Earnings per share:
Basic net income per share	$0.69	$0.93	$1.19	$1.31
Diluted net income per share	$0.69	$0.93	$1.18	$1.30

Cash dividends per common share	$0.15	$0.14	$0.30	$0.28

Weighted average shares (000’s):
Basic	63,525	63,710	63,511	65,068
Diluted	63,874	64,091	63,899	65,442

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2014	2013	2014	2013
Net sales:
Metal containers	$518.7	$531.2	$987.1	$994.9
Closures	232.2	181.4	446.0	342.6
Plastic containers	166.4	167.4	340.1	338.3
Consolidated	$917.3	$880.0	$1,773.2	$1,675.8

Income from operations:
Metal containers (a)	$50.9	$45.7	$91.4	$85.3
Closures (b)	25.2	21.7	43.0	32.3
Plastic containers (c)	13.0	11.5	25.8	21.9
Corporate	(3.0)	(4.0)	(6.1)	(6.5)
Consolidated	$86.1	$74.9	$154.1	$133.0

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2014	2013	2013
Assets:
Cash and cash equivalents	$133.9	$113.2	$160.5
Trade accounts receivable, net	447.7	448.6	333.0
Inventories	748.2	721.0	515.6
Other current assets	61.4	63.6	73.4
Property, plant and equipment, net	1,103.0	1,051.7	1,118.4
Other assets, net	1,146.7	811.0	1,120.2
Total assets	$3,640.9	$3,209.1	$3,321.1

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$439.4	$393.7	$474.2
Current and long-term debt	2,017.5	1,878.2	1,703.8
Other liabilities	426.3	389.3	429.3
Stockholders’ equity	757.7	547.9	713.8
Total liabilities and stockholders’ equity	$3,640.9	$3,209.1	$3,321.1

(a)
Includes rationalization charges of $0.3 million and $1.4 million for the three and six months ended June 30, 2013, respectively.  Includes plant start-up costs of $0.8 million for the six months ended June 30, 2013.

(b)
Includes rationalization charges of $0.9 million and $0.2 million for the three months ended June 30, 2014 and 2013, respectively, and $1.5 million and $0.2 million for the six months ended June 30, 2014 and 2013, respectively.  Includes losses from operations in Venezuela of $2.9 million and $1.1 million for the three months ended June 30, 2014 and 2013, respectively, and $3.4 million and $5.4 million for the six months ended June 30, 2014 and 2013, respectively.

(c)	Includes rationalization charges of $0.4 million for the three months ended June 30, 2013 and $1.0 million and $0.7 million for the six months ended June 30, 2014 and 2013, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2014	2013

Cash flows provided by (used in) operating activities:
Net income	$75.5	$85.0
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	76.5	85.6
Rationalization charges	2.5	2.3
Loss on early extinguishment of debt	1.5	2.1
Other changes that provided (used) cash, net of
effects from acquisitions:
Trade accounts receivable, net	(116.4)	(124.8)
Inventories	(234.6)	(207.0)
Trade accounts payable and other changes, net	32.2	(2.4)
Net cash used in operating activities	(162.8)	(159.2)

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	-	(6.0)
Capital expenditures	(60.0)	(53.0)
Proceeds from asset sales	0.3	6.4
Net cash used in investing activities	(59.7)	(52.6)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(19.4)	(18.1)
Changes in outstanding checks – principally vendors	(86.5)	(73.5)
Shares repurchased under authorized repurchase program	(7.7)	(265.3)
Net borrowings and other financing activities	309.5	216.3
Net cash provided by (used in) financing activities	195.9	(140.6)

Cash and cash equivalents:
Net decrease	(26.6)	(352.4)
Balance at beginning of year	160.5	465.6
Balance at end of period	$133.9	$113.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2014	2013	2014	2013

Net income per diluted share as reported	$0.69	$0.93	$1.18	$1.30

Adjustments:
Tax audit adjustment	-	(0.31)	-	(0.30)
Rationalization charges	0.01	0.01	0.02	0.02
New plant start-up costs	-	-	-	0.01
Loss on early extinguishment of debt	-	-	0.02	0.02
Net results from operations in Venezuela	0.03	0.01	0.04	0.06
Adjusted net income per diluted share	$0.73	$0.64	$1.26	$1.11

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and year ended,

      Table B

	Third Quarter			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2014	High 2014	2013	Low 2014	High 2014	2013

Net income per diluted share as estimated
for 2014 and as reported for 2013	$1.24	$1.34	$1.21	$2.98	$3.18	$2.87

Adjustments:
Tax audit adjustment	-	-	-	-	-	(0.30)
Rationalization charges	0.01	0.01	0.01	0.06	0.06	0.12
New plant start-up costs	-	-	-	-	-	0.01
Costs attributable to announced acquisitions (2)	-	-	0.01	-	-	0.01
Loss on early extinguishment of debt	-	-	-	0.02	0.02	0.02
Net results from operations in Venezuela	-	-	-	0.04	0.04	0.01
Adjusted net income per diluted share
as estimated for 2014 and presented for 2013	$1.25	$1.35	$1.23	$3.10	$3.30	$2.74

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, new plant start-up costs, costs attributable to announced acquisitions, the loss on early extinguishment of debt, tax adjustments for prior periods related to the completion of Internal Revenue Service audits and net results from operations in Venezuela, including the impact from the remeasurement of net assets in Venezuela, from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company.  Due to the political environment in Venezuela and an increasingly restrictive monetary policy, the operations in Venezuela are unable to import raw materials on a regular basis.  Therefore, management does not view the net results from operations in Venezuela to be meaningful or indicative.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)  Costs attributable to announced acquisitions have not been estimated for future periods.